Pricing Supplement Dated May 2, 1997                        Rule 424(b)(3)
(To Prospectus Dated December 19, 1996)                     File No. 333-17943

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                       Lehman Brothers
Principal Amount:            $75,000,000
Agent's Discount
  or Commission:             $131,250
Net Proceeds to Company:     $74,868,750
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).
Issue Date:                  5/7/97
Maturity Date:               5/7/99
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
     /X/  Regular Floating Rate Note

      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          /X/ Federal Funds Rate
                           / / LIBOR (see below)   / / Treasury Rate
                           / / Other
                           (see attached)

      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 120


Interest Reset Dates:   Each Business Day commencing May 7, 1997
                        to but excluding the Maturity Date.
Interest Payment Dates: Each May 7, August 7, November 7, February 7,
                        commencing August 7, 1997 and ending
                        May 7, 1999.
Index Maturity:         1 Day
Spread (+/-):           +.14%

Day Count Convention:
      /X/ Actual/360 for the period from  5/7/97 to 5/7/99
      / / Actual/Actual for the period from  / /   to  / /
      / / 30/360 for the period from  / /   to  / /

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.



Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:

Form:  /X/  Book-Entry                / /  Certificated

                               OTHER TERMS



     The Interest Determination Date with respect to each Interest Reset Date will be the Business Day immediately preceding such Interest Reset Date. The Federal Funds Rate for each Interest Period will be determined by the Calculation Agent (as defined below) in accordance with the following provisions.

     Interest payable on the Notes will include interest accrued from and including the Issue Date or from and including the last Interest Payment Date to which interest has been paid to, but excluding, the next succeeding Interest Payment Date, or Maturity Date, as the case may be.

     All calculations made by the Calculation Agent in the absence of manifest error shall be conclusive for all purposes and binding on the Company and the holders of the Notes.